Exhibit 8.2
January 19, 2016 Royal Bank of Canada 200 Bay Street Royal Bank Plaza Toronto, ON M5T 2J5
Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada llp
Royal Bank Plaza, South Tower, Suite 3800
200 Bay Street, P.O. Box 84
Toronto, Ontario  M5J 2Z4  CANADA

F: +1 416.216.3930
nortonrosefulbright.com

+1 416.216.4000

Dear Sirs/Mesdames:

Senior Global Medium-Term Notes, Series G

We have acted as Canadian tax counsel to Royal Bank of Canada (RBC) in connection with the issuance by RBC of its Senior Global Medium-Term Notes, Series G - U.S. $1,250,000,000 aggregate principal amount of 2.500% Senior Notes due January 19, 2021 (the Offered Securities).  We hereby confirm to you that the statements of Canadian tax law set forth under the heading "Canadian Federal Income Tax Considerations" in a Pricing Supplement relating to the Offered Securities, dated January 11, 2016, are our opinion and are accurate in all material respects, subject to the limitations and qualifications therein.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K and to the reference to us under the heading "Canadian Federal Income Tax Considerations" in the Pricing Supplement referred to above.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.